EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                         Pioneer Expands Alaska Program,
                    Acquires Interest in Cook Inlet Discovery

Dallas, Texas, August 1, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that its Alaska subsidiary has signed an agreement with ConocoPhillips Alaska to acquire up to 50 percent working interest and potentially assume operatorship of the Cosmopolitan Unit located offshore in the Cook Inlet. Three wells and a sidetrack have been drilled in the Unit, establishing a significant oil column. A new 3-D seismic survey is planned for later this year to refine the estimate of recoverable reserves.

Pioneer has acquired a 10 percent working interest in the unit and the option to acquire up to an additional 40 percent working interest and possibly succeed ConocoPhillips as operator of the unit after the new 3-D seismic data has been acquired and interpreted. Pioneer will pay a disproportionate share of the seismic acquisition and processing cost in exchange for the 10 percent working interest and option. The new 3-D seismic survey is expected to be completed in November 2005.

Under the option, Pioneer may elect to acquire up to an additional 40 percent working interest and potentially assume operatorship of the unit by paying cash or a disproportionate share of ConocoPhillips' future costs.

Scott D. Sheffield, Pioneer's Chairman and CEO stated, "The Cosmopolitan Unit adds an established resource to our portfolio of commercialization projects and exciting new growth potential for Alaska. This opportunity is an excellent example of our strategy to add projects with previously discovered resources and low upfront investments that could generate strong economic returns and significant reserve additions for Pioneer. We hope to leverage our expertise in reservoir characterization and low-cost development to evaluate the commercialization options for the project."

The 25,000-acre unit is located approximately 120 miles southwest of Anchorage and approximately two miles from the shoreline of the Kenai Peninsula.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, Nigeria, Sao Tome and Principe, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, government regulation or action, litigation, the costs and results of drilling and operations, availability of equipment, Pioneer's ability to implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data and environmental and weather risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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